Pricing Supplement No. 1189R To product supplement R dated September 30, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated May 23, 2011; Rule 424(b)(2)
Deutsche Bank AG, London Branch
$2,410,000 14-Month Market Contribution Securities Linked to the Deutsche Bank Commodity Booster-Dow Jones-UBS Total Return TV 14 IndexTM due July 26, 2012
General
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The securities are designed for investors who seek a return at maturity that offers exposure to the performance of the Deutsche Bank Commodity Booster-Dow Jones-UBS Total Return TV 14 IndexTM (the “Index”), which seeks to achieve a target volatility level in the Deutsche Bank Commodity Booster-Dow Jones-UBS Excess Return IndexTM (the “Base Index”). The Base Index seeks to outperform the Dow Jones UBS Commodity IndexSM (the “DJUBS Index”) by selecting constituent commodity futures contracts using the Optimum Roll Yield Strategy of the Deutsche Bank Liquid Commodity Index—Optimum Yield™ (the “DBLCI-OY”). The DJUBS Index is designed as a benchmark for investment in the commodity markets and as a measure of commodity market performance over time. The securities will not pay any coupons, and investors should be willing to lose some or all of their initial investment if the Index does not appreciate by 1.42% or more over the term of the securities.

•	Senior unsecured obligations of Deutsche Bank AG due July 26, 2012.
•	Minimum denominations of $1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof.
•	The securities priced on May 23, 2011 (the “Trade Date”) and are expected to settle on May 26, 2011 (the “Settlement Date”).
•	After the Trade Date but prior to the Settlement Date we may accept additional orders for the securities and increase the aggregate Face Amount.
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Index:	Deutsche Bank Commodity Booster Index – Dow Jones – UBS Total Return TV 14 IndexTM (Bloomberg Ticker: DBCMBTVT <Index>)
Payment at Maturity:	A cash payment, determined on the Final Valuation Date, that provides you with a return per $1,000 Face Amount of securities, calculated as follows:
$1,000  +  $1,000  x  (Index Return  –  Adjustment Factor)

Your investment will be fully exposed to any decline in the Index. If the Final Level on the Final Valuation Date is less than the Initial Level, you will lose 1% of the Face Amount of your securities for every 1% that the Final Level is less than the Initial Level. In addition, the Adjustment Factor will lower your return by 25 basis points (0.25%) plus approximately 1.00% each year the securities remain outstanding, regardless of whether the Index appreciates or declines in value. In no event will the Payment at Maturity be less than zero.

You will lose some or all of your investment at maturity if the Index does not appreciate in a manner sufficient to offset the effect of the Adjustment Factor.
Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows:

Final Level	– 1
Initial Level

Adjustment Factor:	(0.0025 + 0.01 x (Days/365)) where “Days“ equals the number of calendar days from, and including, the Trade Date to, but excluding, the Final Valuation Date.
(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 6 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Discounts and Commissions(1)	Min. Proceeds to Us
Per Security	$1,000.00	$2.50	$997.50
Total	$2,410,000.00	$6,025.00	$2,403,975.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” on the last page of this pricing supplement.
The agents for this offering are affiliates of ours. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” on the last page of this pricing supplement.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,410,000.00	$279.80

Deutsche Bank Securities	Deutsche Bank Trust Company Americas
May 23, 2011

(Key Terms continued from previous page)
Initial Level†:	505.91
Final Level†:	The Index closing level on the Final Valuation Date
Trade Date:	May 23, 2011
Settlement Date:	May 26, 2011
Final Valuation Date:	July 23, 2012
Maturity Date††:	July 26, 2012
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	2515A1 6Q 9 / US2515A16Q97
†Subject to adjustment for non-trading days and certain Market Disruption Events.
††Subject to postponement as described under “Description of Securities – Adjustments to Index Valuation Dates and Payment Dates – Market Disruption Events for Commodity Based Index” and  acceleration as described under “Description of Securities – Adjustments to Index Valuation Dates and Payment Dates – Commodity Hedging Disruption Events for Commodity Based Index” in the accompanying product supplement.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with product supplement R dated September 30, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement R dated September 30, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509201138/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us“ or “our“ refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Payment at Maturity on the Securities Assuming a Range of Performance for the Index?

The following table illustrates the hypothetical Payments at Maturity per $1,000 Face Amount of securities, for a hypothetical range of performance for the Index from -100% to +100%. The hypothetical Payments at Maturity set forth below reflect the Initial Level of 505.91 and a period of 427 calendar days from the Trade Date to the Final Valuation Date. The hypothetical Payments at Maturity set forth below are for illustrative purposes only. The actual Payment at Maturity applicable to a purchaser of the securities will be determined based on the Final Level on the Final Valuation Date. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Level	Percent Change in Index	Adjustment Factor	Payment at Maturity	Return on Securities
1,011.82	100.00%	1.42%	$1,985.80	98.58%
961.23	90.00%	1.42%	$1,885.80	88.58%
910.64	80.00%	1.42%	$1,785.80	78.58%
860.05	70.00%	1.42%	$1,685.80	68.58%
809.46	60.00%	1.42%	$1,585.80	58.58%
758.87	50.00%	1.42%	$1,485.80	48.58%
708.27	40.00%	1.42%	$1,385.80	38.58%
657.68	30.00%	1.42%	$1,285.80	28.58%
607.09	20.00%	1.42%	$1,185.80	18.58%
556.50	10.00%	1.42%	$1,085.80	8.58%
505.91	0.00%	1.42%	$985.80	-1.42%
455.32	-10.00%	1.42%	$885.80	-11.42%
404.73	-20.00%	1.42%	$785.80	-21.42%
354.14	-30.00%	1.42%	$685.80	-31.42%
303.55	-40.00%	1.42%	$585.80	-41.42%
252.96	-50.00%	1.42%	$485.80	-51.42%
202.36	-60.00%	1.42%	$385.80	-61.42%
151.77	-70.00%	1.42%	$285.80	-71.42%
101.18	-80.00%	1.42%	$185.80	-81.42%
50.59	-90.00%	1.42%	$85.80	-91.42%
0.00	-100.00%	1.42%	$0.00	-100.00%

Hypothetical Examples of Payments at Maturity

The following examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The level of the Index increases 50.00% from the Initial Level of 505.91 to a Final Level of 758.87. Assuming a period of 427 calendar days from the Trade Date to the Final Valuation Date, the holder receives a Payment at Maturity of $1,485.80 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + $1,000 x ((758.87 / 505.91 - 1) - (0.0025 + 0.01 x (427/365))) = $1,485.80

Example 2: The Initial Level and the Final Level of the Index are both 505.91, such that the Index Return is 0%. If the Index Return is 0%, the investor will receive a Payment at Maturity that is less than $1,000 per $1,000 Face Amount of securities due to the Adjustment Factor. Assuming a period of 427 calendar days from the Trade Date to the Final Valuation Date, the holder receives a Payment at Maturity of $985.80 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + $1,000 x ((505.91 / 505.91 - 1) - (0.0025 + 0.01 x (427/365))) = $985.80

Example 3: The level of the Index decreases 30.00% from the Initial Level of 505.91 to a Final Level of 354.14. Assuming a period of 427 calendar days from the Trade Date to the Final Valuation Date, the holder receives a Payment at Maturity of $685.80 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + $1,000 x ((354.14 / 505.91 - 1) - (0.0025 + 0.01 x (427/365))) = $685.80

Selected Purchase Considerations

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THE ADJUSTMENT FACTOR REDUCES THE PAYMENT AT MATURITY — The Payment at Maturity will be reduced by 25 basis points (0.25%) plus approximately 1.00% each year the securities remain outstanding. Because the Adjustment Factor is applied to the value of the Index Return on the Final Valuation Date, the Adjustment Factor will reduce the return on the securities regardless of whether the Final Level on the Final Valuation Date is greater than the Initial Level. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE DEUTSCHE BANK COMMODITY BOOSTER-DOW JONES-UBS TOTAL RETURN TV 14 INDEX™ — The return on the securities, which may be positive, zero or negative, is linked to the performance of the Deutsche Bank Commodity Booster-Dow Jones-UBS Total Return TV 14 Index™ (the “Index”), which is based on the Deutsche Bank Commodity Booster - Dow Jones - UBS Excess Return Index™ (the “Base Index”). The Base Index seeks to outperform the Dow Jones UBS Commodity IndexSM (the “DJUBS Index”) by selecting constituent commodity futures contracts using the Optimum Roll Yield Strategy of the Deutsche Bank Liquid Commodity Index—Optimum Yield™ (the “DBLCI-OY”). The Index’s closing level is calculated on a “total return” basis.

For more information on the Index, including its calculation methodology, see “The Deutsche Bank Commodity Booster-Dow Jones-UBS Total Return TV 14 IndexTM” in this pricing supplement.

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A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE SECURITIES — If a Commodity Hedging Disruption Event (as defined under “Description of Securities — Adjustments to Index Valuation Dates and Payment Dates — Commodity Hedging Disruption Events for a Commodity Based Index” in the accompanying product supplement) occurs, we will have the right, but not the obligation, to accelerate the payment on the securities. The amount due and payable per $1,000 Face Amount of securities upon such early acceleration will be determined by the calculation agent in good faith in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration.

Please see the risk factor entitled “Commodity Futures Contracts are Subject to Uncertain Legal and Regulatory Regimes, Which May Result in a Hedging Disruption Event and a Loss on Your Investment” in this pricing supplement for more information.

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TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” bearing in mind that the coupon rate on your securities is zero.  Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, (i) you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange, and (ii) your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided. If you are an individual, you should consult your tax adviser regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index, the Base Index or any of the components of the Base Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be fully exposed to any decline in the Final Level determined on the Final Valuation Date as compared to the Initial Level. Accordingly, you could lose up to $1,000 for each $1,000 that you invest. Payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

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THE INCLUSION OF AN ADJUSTMENT FACTOR REDUCES THE PAYMENT AT MATURITY — The Payment at Maturity will be reduced by 25 basis points (0.25%) plus approximately 1.00% each year the securities remain outstanding. Since the Adjustment Factor is applied to the value of the Index Return on the Final Valuation Date, the Adjustment Factor will reduce the return on the securities regardless of whether the Final Level on the Final Valuation Date is greater than the Initial Level. The securities have a term from the Trade Date to the Final Valuation Date of approximately fourteen months, so the total return at maturity will be reduced by approximately 1.42% compared to the total return if the Adjustment Factor had not been applied. Consequently, at maturity, you will receive less than your original investment unless the Final Level determined on the Final Valuation Date is approximately 1.42% or more than the Initial Level.

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THE VALUE OF THE SECURITIES IS SUBJECT TO OUR CREDITWORTHINESS — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the payment at maturity owed to you under the terms of the securities.

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TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES – We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates may hedge our commodity exposure from the securities by entering into various transactions, such as over-the-counter options or futures. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and have a potentially negative impact on the performance of the Base Index and the Index. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in commodity prices. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

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THE ALLOCATION FEATURE OF THE INDEX MAY MAGNIFY YOUR EXPOSURE TO DECREASES IN THE BASE INDEX AND/OR REDUCE YOUR EXPOSURE TO INCREASES IN THE BASE INDEX —  The Index adjusts the level of its investment in the Base Index on a monthly basis. The level of participation by the Index in the Base Index in any given month will depend on the volatility experienced by the Index over the previous three-month period, and may be less than or greater than 100%. For this reason, you may be exposed to any decreases in the levels of the Base Index on an enhanced (i.e., greater than 100%) basis, and your participation in any increases in the levels of the Base Index may be less than 100%.  The return on the securities, which may be positive, zero or negative, is linked to the performance of the Index, which is based on the performance of the Base Index. Your return, therefore, will depend primarily on whether, and the extent to which, the level of the Base Index increases or decreases during the term of the securities.

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ADJUSTMENTS TO THE WEIGHTS OF THE COMPONENTS OF THE BASE INDEX MAY LIMIT THE INDEX RETURN AND, CONSEQUENTLY, THE RETURN ON THE SECURITIES — During the term of the securities, the methodology of the Base Index may require adjustments to the weights of the components of the Base Index. These adjustments may limit potential increases to the value of the Base Index during certain periods and could adversely affect the return on the Base Index, and, potentially, the Index Return.

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THE YIELD ON THE SECURITIES MAY BE LOWER THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY AND MAY BE ZERO OR NEGATIVE — The yield to the Maturity Date on the securities may be lower than the yield on our conventional debt securities of a comparable maturity and credit

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rating. At maturity, you will receive a positive return on your investment only if the Final Level exceeds the Initial Level by approximately 1.42% or more. If the Final Level is equal to the Initial Level, you will receive a negative return on your investment due to the Adjustment Factor. Even if the Final Level is greater than the Initial Level by an amount sufficient to entirely offset the Adjustment Factor, the yield to the Maturity Date may not fully compensate you for any opportunity cost, taking into account inflation and other factors relating to the time value of money.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the Payment at Maturity described in this pricing supplement is based on the full Face Amount of your securities, the Issue Price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging our obligations under the securities through one or more of our affiliates. The hedging costs also include the projected profit that Deutsche Bank AG or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. As a result, the price, if any, at which Deutsche Bank AG or its affiliates, will be willing to purchase securities from you in secondary market transactions will likely be lower than the Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the value of the securities declines. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

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DEUTSCHE BANK COMMODITY BOOSTER – DOW JONES – UBS TOTAL RETURN TV 14 INDEX™ HAS VERY LIMITED PERFORMANCE HISTORY — Publication of the Index began in October 2010. Therefore, the Index has very limited performance history, and no actual investment which allowed a tracking of the performance of the Index was possible before that date.

•	NO COUPON PAYMENTS — As a holder of the securities, you will not receive coupon payments.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES, WHICH MAY RESULT IN A HEDGING DISRUPTION EVENT AND A LOSS ON YOUR INVESTMENT — The commodity futures contracts that comprise the components of the Base Index are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the securities. The effect on the value of the securities of any future regulatory change, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, is impossible to predict, but could be substantial and adverse to your interest.  For example, we may become subject to position limits on certain commodities (such as energy commodities) and the manner in which current exemptions for bona fide hedging transactions or positions are implemented.  Such restrictions may cause us or our affiliates to be unable to effect transactions necessary to hedge our obligations under the securities, in which case we may, in our sole and absolute discretion, accelerate the payment on the securities early and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on the securities is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “Description of Securities — Adjustments to Index Valuation Dates and Payment Dates — Commodity Hedging Disruption Events for Commodity Based Index” in the accompanying product supplement.

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THE INDEX IS SUBJECT TO STRATEGY RISK — The Index seeks to achieve a realized volatility of 14% in the Base Index.  Adjustments are made to the level of participation of the Index in the Base Index based on the historical realized volatility of the Base Index.  The realized volatility of the Base Index could differ significantly from its historical realized volatility. It is therefore possible for the Index to achieve realized volatility that differs, perhaps significantly, from its target volatility. This could have an adverse effect on the performance of the Index and consequently on the return on the securities.

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THE BASE INDEX IS SUBJECT TO STRATEGY RISK — The Base Index reflects a strategy that seeks to outperform the DJUBS Index by employing a rule-based approach when it replaces constituent futures contracts approaching expiration with futures contracts having a later expiration (a process referred to as “rolling”). Rather than select new futures contracts for certain constituent commodities based on a predefined schedule (e.g., monthly), the Base Index rolls to the relevant new futures contracts (from the list of tradable futures contracts

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which expire in the next thirteen months) in a manner that seeks to generate the maximum implied roll yield (the “Optimum Roll Yield Strategy”). The Base Index aims to maximize the potential roll benefits in backwardated markets (where future prices are less than spot prices) and minimize potential roll losses in contango markets (where future prices are greater than spot prices).  The Optimum Roll Yield Strategy may not be successful, and the levels of the Base Index, and therefore the level of the Index, may decrease.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Index to which the securities are linked.

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NO RIGHTS IN EXCHANGE-TRADED FUTURES CONTRACTS ON THE COMPONENTS OF THE BASE INDEX — As an owner of the securities, you will not have any rights that holders of exchange-traded futures contracts on the commodities included in the Base Index may have.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE, THE CALCULATION AGENT FOR THE SECURITIES, THE SPONSOR OF THE INDEX AND BASE INDEX AND THE CALCULATION AGENT FOR THE INDEX AND BASE INDEX ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities, the calculation agent for the securities, the sponsor of the Index and Base Index (the “Sponsor”) and the calculation agent for the Index and the Base Index. We, as calculation agent for the securities, will determine whether there has been a Market Disruption Event with respect to the Index or exchange traded instruments relating to the components of the Base Index or a Hedging Disruption Event with respect to the securities.  In any such event, we may use an alternate method to calculate the Index closing level, including the Initial Level and the Final Level, and the payment due on the securities. As the Sponsor, we carry out calculations necessary to promulgate the Index and the Base Index, and we maintain some discretion as to how such calculations are made. In particular, the Sponsor has discretion in selecting among methods of how to calculate the Index or the Base Index in the event the regular means of determining the Index or the Base Index is unavailable at the time such determination is scheduled to take place, and the Sponsor has even more discretion in the case of a Force Majeure Event relating to the Index. While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities, the Base Index and the Index, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities, the Base Index or the Index. Because determinations made by Deutsche Bank AG, London Branch as the calculation agent for the securities, Sponsor of the Index and the Base Index and the calculation agent for the Index and the Base Index may affect the Payment at Maturity, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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LEGAL AND REGULATORY CHANGES COULD IMPAIR THE VALUES OF THE UNDERLYING COMMODITIES — Legal and regulatory changes could adversely affect commodity prices. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to commodities, but any such action could cause unexpected volatility and instability in commodity markets, with a substantial and adverse effect on the performance of the Base Index and the Index and, consequently, the value of the securities.

•
THE VALUE OF THE SECURITIES WILL BE AFFECTED BY A NUMBER OF UNPREDICTABLE FACTORS — The value of the securities will be affected by the supply of and demand for the securities and other factors, many of which are independent of our financial condition and results of operations, including:

•	the levels of the Index and the Base Index;

•	trends of supply and demand for the components of the Base Index;

•	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the components of the Base Index or commodities markets generally;

•	the interest rates then prevailing in the market;

•	the time remaining to maturity of the securities;

•	the volatility of, and correlation among, the prices of the components of the Base Index;

•	the expected volatility of the Index; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
THE CORRELATION AMONG THE COMPONENTS OF THE BASE INDEX COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the values of the components of the Base Index increase or decrease to the same degree at the same time. If the correlation among the components of the Base Index changes, the value of the securities may be adversely affected.

•
THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF THE BASE INDEX OR CERTAIN COMPONENTS OF THE BASE INDEX — The return on your investment in the securities could be significantly less than the return on an alternative investment with similar risk characteristics, even if some of the futures contracts reflected in the Base Index, or the commodities underlying such futures contracts, have generated significant returns. The levels of such futures contracts and such commodities may move in different directions at different times compared to each other, and underperformance by one or more of the futures contracts included in the Base Index may reduce the performance of the Base Index, and therefore the performance of the Index, as a whole. Additionally, when the Index is not fully invested in the Base Index, the Index performance will not fully reflect the performance of the Base Index. The degree to which the Index performance reflects the Base Index is based on how the Base Index has performed over the past three-month period, which may not accurately predict how the Base Index will perform in the future.

•
COMMODITY PRICES MAY CHANGE UNPREDICTABLY — Market prices of the components of the Base Index may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, weather, trends in agriculture and trade, fiscal, monetary and exchange control programs, domestic and foreign political and economic events and policies, disease, pestilence, technological developments and changes in interest rates. These factors may affect the values of the related contracts reflected in the Base Index and the value of your securities in varying ways, and different factors may cause the values of the components of the Base Index and the volatility of their prices to move in inconsistent directions at inconsistent rates.

•
THE MARKETS FOR THE UNDERLYING COMMODITIES SUFFER FROM SYSTEMIC RISKS — Changes in supply and demand can have significant adverse effects on the prices of commodities. In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive. Commodity prices are often heavily affected by, among other things, weather, crop yields, natural disasters, pestilence and technological developments, as well as government policies regarding agriculture, energy, trade, fiscal and monetary issues, particularly with regard to subsidies and tariffs.

•
THE ABSENCE OF BACKWARDATION OR PRESENCE OF CONTANGO IN THE MARKETS FOR FUTURES CONTRACTS INCLUDED IN THE BASE INDEX WILL ADVERSELY AFFECT THE LEVEL OF THE INDEX — As the futures contracts that underlie the Base Index near expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in December 2010 may specify a January 2012 expiration. As that contract nears expiration, it may be replaced by selling the January 2012 contract and purchasing the contract expiring in March 2012. This process is referred to as “rolling.” Historically, the prices of some futures contracts have frequently been higher for contracts with shorter-term expirations than for contracts with longer-term expirations, which is referred to as “backwardation.” In these circumstances, absent other factors, the sale of the January 2012 contract would take place at a price that is higher than the price at which the March 2012 contract is purchased, thereby creating a gain in connection with rolling. While certain futures contracts included in the Base Index have historically exhibited consistent periods of backwardation, backwardation will likely not exist in these markets at all times. The absence of backwardation in the markets for these futures contracts will adversely affect the levels of the Base Index and the Index and, accordingly, decrease the value of your securities. Conversely, some futures contracts included in the Base Index have historically exhibited “contango” markets rather than backwardation. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months due to the costs of long-term storage of a physical commodity prior to delivery or other factors. The presence of contango in the markets for these futures contracts will adversely affect the levels of the Base Index and Index and, accordingly, decrease the value of your securities.

•	SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The commodity markets are

•
subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Base Index and the Index and, therefore, the value of your securities.

•
THE LONDON METAL EXCHANGE DOES NOT HAVE DAILY PRICE FLUCTUATION LIMITS — The official cash offer prices of certain commodities are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on The London Metal Exchange, which we refer to as the LME. The LME is a principals’ market that operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price fluctuation limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the Final Valuation Date, the per unit U.S. dollar cash offer prices used to determine the official cash offer prices of certain commodities included in the Base Index and, consequently, the payment to you at maturity, could be adversely affected.

•
THE COMMODITY PRICES REFLECTED IN THE BASE INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The commodities included in the Base Index may be produced in emerging market countries that are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions and in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability is likely to adversely impact the level of the Base Index and the Index and, potentially, the return on your investment.

•
IF THE LIQUIDITY OF THE COMMODITIES INCLUDED IN THE BASE INDEX IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED, AND THIS COULD RESULT IN POTENTIAL CONFLICTS OF INTEREST — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the level of the Base Index and, therefore, on the return on your securities. Limited liquidity relating to the commodities included in the Base Index may also result in the Sponsor being unable to determine the level of the Index using its normal means. The resulting discretion by the Sponsor in determining the Final Level could, in turn, result in potential conflicts of interest.

•
RISKS ASSOCIATED WITH THE INDEX MAY ADVERSELY AFFECT THE MARKET PRICE OF THE SECURITIES — Because the securities are linked to the Index, which reflects the return on nineteen sub-indices of different exchange-traded physical commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility.

•
THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. In addition, as described above under “Tax Consequences,” in 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible

•	alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Deutsche Bank Commodity Booster-Dow Jones-UBS Total Return TV 14 IndexTM

The Deutsche Bank Commodity Booster-Dow Jones-UBS Total Return TV 14 IndexTM (the “Index”) is intended to reflect the effect of a dynamic allocation strategy in respect of the Deutsche Bank Commodity Booster-Dow Jones-UBS Excess Return IndexTM (the “Base Index”) based on a fixed target volatility level and the realized volatility of the Base Index over a defined period.  The inception date of the Index was October 12, 2010.

The Index has been calculated back to a base date of November 28, 1997.  The level of the Index is calculated on an total return basis (the “TV TR Closing Level”). The TV TR Closing Level was set equal to 100 on November 28, 1997.  The TV TR Closing Levels are quoted in U.S. Dollars.

The Index uses an allocation strategy that seeks to maintain a target volatility of 14% in the Base Index. Whereas the Base Index has no controls for volatility, the Index dynamically controls the exposure to the Base Index in order to target realized volatility of 14%.

Rebalancing occurs monthly to reset the participation of the Index in the Base Index, based upon a comparison of the actual volatility experienced by the Base Index over the previous three months to the target volatility. Notional participation in the Base Index increases when the realized volatility of the Base Index over the previous three months has gone down, and notional participation decreases when the realized volatility of the Base Index has gone up. The maximum exposure of the Index to the Base Index on any Rebalancing Date is 500%.

If, at a Rebalancing Date (as defined below), the actual volatility experienced by the Base Index over the previous three months is 14%, the participation of the Index in the Base Index will be 100%. If, at the Rebalancing Date, the actual volatility experienced by the Base Index over the previous three months is less than 14%, the participation of the Index in the Base Index will be reset to a level greater than 100%, but no greater than 500%. To maintain the target volatility of 14%, the Index attempts to compensate for such lower historical volatility in the Base Index by increasing participation going forward. Conversely, if, at a Rebalancing Date, the actual volatility experienced by the Base Index over the previous three months is greater than 14%, the participation of the Index in the Base Index will be reset to a level less than 100%. In this scenario, to maintain the target volatility of 14%, the Index attempts to compensate for such higher historical volatility in the Base Index by decreasing participation going forward.  The participation in the Base Index is assessed at each monthly Rebalancing Date.

By way of example, if the realized volatility of the Base Index for a given three-month period is 7% (equal to 50% of the target volatility of 14%), the participation of the Index in the Base Index will be reset to 200%, and the investor will have 200% exposure to the performance of the Base Index. Conversely, if the realized volatility of the Base Index for a given three-month period is 28% (equal to 200% of the target volatility of 14%), the participation of the Index in the Base Index will be reset to 50%, and the investor will have 50% exposure to the performance of the Base Index.

As of May 23, 2011, the participation level of the Index in the Base Index was 93.33%.

The Base Index - the Deutsche Bank Commodity Booster-Dow Jones-UBS Excess Return IndexTM

The Base Index is sponsored by Deutsche Bank AG, London Branch.  The Base Index seeks to outperform the Dow Jones UBS Commodity IndexSM (the “DJUBS Index”) (described below) by selecting constituent commodity futures contracts using the Optimum Roll Yield Strategy of the Deutsche Bank Liquid Commodity Index—Optimum Yield™ (the “DBLCI-OY”) (see “Rolling Methodology of The Deutsche Bank Liquid Commodity Index—Optimum Yield™”) and, at the time of each annual re-weighting, assigning them the same weights as those commodity futures contracts have in the DJUBS Index.  For Live Cattle, Soybean Oil, and Lean Hogs, the respective DJUBS Index weight for that commodity is assigned to the corresponding DJUBS Index sub-index. The constituent commodities included in the Base Index are set forth below.

For each component in the Base Index, the selected futures contract is rolled to a new contract when the existing contract is close to expiration. The Base Index re-weights on an annual basis after the new DJUBS Index weights have been announced.

The Index Sponsor calculates a closing level for the Base Index on an “excess return” basis (the “ER Closing Level”) on each Index Business Day.

The inception date of the Base Index was February 27, 2008.

The DJUBS Index

The DJUBS Index is designed as a benchmark for investment in the commodity markets and as a measure of commodity market performance over time.  In order to accomplish these objectives, the DJUBS Index is designed to provide weights that reflect economic significance, diversification, continuity and liquidity.  To determine its component weightings, the DJUBS Index relies primarily on liquidity data, or the relative amount of trading activity of a particular commodity.  To balance the DJUBS Index beyond world production weighting, the DJUBS Index weights are also determined by several rules designed to ensure diversified commodity exposure as disproportionate weighting of any particular commodity or sector may increase volatility.  With respect to diversification, the DJUBS Index does not allow related groups of commodities (e.g., energy or precious metals) to constitute more than 33% of the DJUBS Index, and no single commodity may constitute less than 2% or more than 15% of the DJUBS Index. The DJ-UBS Commodity Index Advisory Committee meets annually to determine the composition of the DJUBS Index in accordance with the index methodology established in the DJ-UBS Handbook as published by the sponsors of the DJUBS Index – Dow Jones & Company, Inc. (“Dow Jones”) and UBS Securities LLC (“UBS”).

Components of the Base Index

The table below shows those sub-indices included in the Base Index, as well as their respective weights within the Base Index, as of May 23, 2011.

Sub-Index	Trading Facility for Relevant Commodity	Bloomberg Ticker	Current Weight in Base Index
DBLCI-OY CL (WTI Sweet Light Crude)	N.Y. Mercantile Exchange	DBLCOCLE Index	14.76%
DBLCI-OY GC (Gold)	N.Y. Mercantile Exchange - COMEX	DBLCOGCE Index	11.39%
DBLCI-OY NG (Natural Gas)	N.Y. Mercantile Exchange	DBLCYENG Index	10.49%
DBLCI-OY S (Soybeans)	Chicago Board of Trade	DBLCYESS Index	7.87%
DBLCI-OY MCU (Copper - Grade A)	London Metal Exchange	DBLCYECU Index	6.87%
DBLCI-OY C (Corn)	Chicago Board of Trade	DBLCOCNE Index	8.04%
DBLCI-OY MAL (Aluminum)	London Metal Exchange	DBLCOALE Index	5.08%
DBLCI-OY W (Wheat)	Chicago Board of Trade	DBLCOWTE Index	4.39%
DJ UBS Live Cattle ER	Chicago Mercantile Exchange	DJUBSLC Index	2.97%
DBLCI-OY HO (Heating Oil)	N.Y. Mercantile Exchange	DBLCOHOE Index	3.81%
DBLCI-OY RB (RBOB Gasoline)	N.Y. Mercantile Exchange	DBLCYERB Index	3.78%
DBLCI-OY SI (Silver)	N.Y. Mercantile Exchange - COMEX	DBLCYESI Index	3.96%
DJ UBS Soybean Oil ER	Chicago Board of Trade	DJUBSSBO Index	2.82%
DBLCI-OY KC (Coffee "C")	ICE Futures U.S.	DBLCYEKC Index	2.70%
DBLCI-OY MNI (Primary Nickel)	London Metal Exchange	DBLCYENI Index	1.92%
DBLCI-OY MZN (Zinc)	London Metal Exchange	DBLCYEZN Index	2.38%
DBLCI-OY CT (Cotton #2)	ICE Futures U.S.	DBLCYECE Index	2.37%
DJ UBS Lean Hogs ER	Chicago Mercantile Exchange	DJUBSLH Index	1.80%
DBLCI-OY SB (Sugar #11)	ICE Futures U.S.	DBLCYESB Index	2.62%

Methodology of the Index

Participation in the Base Index

The level of notional participation of the Index in the Base Index is referred to herein as the “Allocation.” The Allocation, in respect of a Rebalancing Date (as defined below), is an amount expressed as a percentage equal to:

Where:

“Maximum Participation” is 500%;

“Target Volatility” is 14%; and

“3m Realized Volatility (T)” is the 3m Realized Volatility calculated on the relevant Calculation Date.

Rebalancing occurs on the last Index Business Day of each calendar month (the “Rebalancing Date”). The “Calculation Date” for a particular Rebalancing Date is the date that is two Index Business Days prior to such Rebalancing Date.

An “Index Business Day” means a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City.

“3m Realized Volatility” means, in respect of a Rebalancing Date, the three-month realized return volatility of the Base Index for the relevant Realized Volatility Calculation Period (as defined below) calculated in accordance with the following formula:

  Where:

“nbd(T)” means, in respect of the relevant Calculation Date, the number of Index Business Days in the relevant Realized Volatility Calculation Period; and

“Return (tj)” means the log return of the Base Index on the jth Index Business Day in the relevant Realized Volatility Calculation Period, calculated as follows:

Where:

“ln” means the natural log function;

“Index (tj) ” means the ER Closing Level of the Base Index on the jth Index Business Day in the relevant Realized Volatility Calculation Period; and

“Index (tj –1)” means the ER Closing Level of the Base Index on the Index Business Day immediately preceding the jth Index Business Day in the relevant Realized Volatility Calculation Period.

“Realized Volatility Calculation Period” means, in respect of a Calculation Date, the period from (but excluding) the Calculation Date falling in the third calendar month prior to the month in which the Calculation Date falls to (and including) the Calculation Date.

Excess Return Calculation

Subject to any Index Adjustment Event (as defined below), the TV Closing Level of the Index on each Index Business Day (the “TV ER Closing Level”) is calculated by the Index Sponsor as the product of (A) the TV ER Closing Level on the Rebalancing Date immediately preceding such Index Business Day and (B) the sum of (i) 1 and (ii) the product of (x) the Allocation on the Rebalancing Date immediately preceding such Index Business Day and (y) (a) the quotient of (i) the ER Closing Level of the Base Index on such Index Business Day (as numerator) and (ii) the ER Closing Level of the Base Index on the Rebalancing Date immediately preceding such Index Business Day less (b) 1.

Expressed as a formula:

Where:

“TV(t)” is the TV ER Closing Level of the Index for the relevant Index Business Day;

“TV (m(t))” is the TV ER Closing Level of the Index on the Rebalancing Date immediately preceding the relevant Index Business Day;

“Allocation (m(t))” is the Allocation on the Rebalancing Date immediately preceding the relevant Index Business Day;

“Index (t)” means the ER Closing Level of the Base Index on the relevant Index Business Day; and

“Index (m(t))” means the ER Closing Level of the Base Index on the Rebalancing Date immediately preceding the relevant Index Business Day.

Corrections to the ER Closing Level

In calculating the TV ER Closing Level, the Index Sponsor will have regard to subsequent corrections to the ER Closing Level of the Base Index in the period up to and including the Index Valuation Time on the third Index Business Day following the Index Business Day to which the TV ER Closing Level relates but not thereafter.

Total Return Calculation

The Index Sponsor will calculate a closing level for the Index on a “total return” basis. Subject to any Index Adjustment Event, the TV TR Closing Level is calculated on each Index Business Day (the “relevant Index Business Day”) by the Index Sponsor and is equal to the TV TR Closing Level on the Index Business Day immediately preceding the relevant Index Business Day multiplied by the sum of (i) (1) the TV ER Closing Level (as calculated under “Excess Return Calculation” above) on the relevant Index Business Day divided by (2) the TV ER Closing Level for the Index Business Day immediately preceding the relevant Index Business Day (the “Preceding Day TV ER Closing Level”) and (ii) the sum of (a) 1 and (b) the TBill Accrual Factor (as defined below) for the relevant Index Business Day, such sum raised to the power of 1 plus the number of days which are not Index Business Days during the period from (but excluding) the Index Business Day immediately preceding the relevant Index Business Day to (but excluding) the relevant Index Business Day minus (iii) 1;

Expressed as a formula:

Where:

“d” is the relevant Index Business Day;
“d-1” is the Index Business Day immediately preceding the relevant Index Business Day;
“TRd” is the TV TR Closing Level for the relevant Index Business Day;
“ERd” is the TV ER Closing Level for the relevant Index Business Day;
“ERd-1” is the Preceding Day TV ER Closing Level;

“TBAFd” is the TBill Accrual Factor for the Harvest Index Business Day; and

“n” is the number of days that are not Index Business Days during the period from (but excluding) the Index Business Day immediately preceding the relevant Index Business Day to (but excluding) the relevant Index Business Day.

For the purposes of this paragraph:

“TBill Accrual Factor” means, in respect of an Index Business Day, an amount calculated by the Index Sponsor in accordance with the following formula:

(1 - 91/360 × TBR)^(-1/91) –1

Where:

“TBR” means the closing three-month Treasury Bill rate appearing on Reuters Page US3MT = RR (or such page or service as may replace Reuters Page US3MT = RR for the purposes of displaying three-month Treasury Bill rates) in respect of the Index Business Day immediately preceding the relevant Index Business Day (the "TBill Determination Date") or if such rate is not published in respect of the TBill Determination Date, the closing three-month Treasury Bill rate last published prior to the TBill Determination Date.

Index Adjustment Events

An “Index Adjustment Event” may occur if a Base Index Disruption Event occurs in relation to the Base Index on any Base Index Scheduled Publication Day, in which case the Index Sponsor may, in its sole and absolute discretion, either:

(i)
calculate the closing levels by reference to the ER Closing Level of the Base Index on the immediately preceding Valid Date for a period of up to ten successive Base Index Scheduled Publication Days; or

(ii)	select a Successor Base Index in respect of the Base Index; or

(iii)	permanently cancel the Index and the publication of the closing levels relating to the Index.

In the case of (i) above, if a Base Index Disruption Event continues for the period of ten successive Base Index Scheduled Publication Days as referred to therein, on the expiry of such period the provisions of (ii) or (iii) above shall apply, as selected by the Index Sponsor in its sole and absolute discretion.

If a Base Index Cancellation or Base Index Modification occurs, the Index Sponsor will on the day on which such Base Index Modification or Base Index Cancellation occurs (or, if such day is not an Index Business Day, on the immediately succeeding Index Business Day), in its discretion, either (a) select a Successor Base Index in respect of the Base Index; or (b) permanently cancel the Index and the publication of the closing levels relating to the Index or (c) make such determinations and/or adjustments to the terms of this description of the Index as it considers appropriate to determine the closing levels on any such day.

For the purposes of this description:

“Base Index Disruption Event” means, in respect of the Base Index, on a Base Index Scheduled Publication Day the Index Sponsor fails to calculate and announce a closing level.

“Base Index Scheduled Publication Day” means, in respect of the Base Index, a day on which the ER Closing Level is (or but for the occurrence of a Base Index Disruption Event or Force Majeure Event (as defined herein) would have been) published.

“Base Index Cancellation” means, in respect of the Base Index, on or prior to a Index Business Day the Index Sponsor permanently cancels the Base Index and no Successor Base Index exists.

“Base Index Modification” means, in respect of the Base Index, on or prior to an Index Business Day the Index Sponsor makes or announces that it will make a material change in the formula for or the method of calculating the Base Index or in any other way materially modifies the Base Index (other than a modification prescribed in that formula or method to maintain the Base Index in the event of changes in the constituent contracts or commodities and other routine events).

The “Index Valuation Time” means 11:00 pm (London time) on each Index Business Day or, if the publication time of any closing price in respect of any commodity underlying the Base Index is amended, such other time as the Index Sponsor may determine and announce to be the Index Valuation Time.

“Successor Base Index” means the index which will be deemed to be the Base Index for the purposes of determining the ER Closing Level if the Base Index is (A) not calculated and announced by the Index Sponsor but is calculated and announced by a successor sponsor acceptable to the Index Sponsor, or (B) replaced by a successor index using, in the determination of the Index Sponsor, the same or a substantially similar formula for and method of calculation as used in the calculation of the Base Index.

“Valid Date” means a day which is a Base Index Scheduled Publication Day and a day in respect of which a Base Index Disruption Event has not occurred.

Force Majeure Events

If a Force Majeure Event occurs on an Index Business Day, the Index Sponsor may in its discretion:

(i)	make such determinations and/or adjustments to the terms of the Index as it considers appropriate to determine the TV TR Closing Level on any such Index Business Day; and/or
(ii)	defer publication of the information relating to the Index until the next Index Business Day on which it determines that no Force Majeure Event exists; and/or
(iii)	permanently cancel publication of the information relating to the Index.

For the purposes of this description:

A “Force Majeure Event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the Index Sponsor and that the Index Sponsor determines affects the determination of the TV TR Closing Level in respect of the Index.

Index Sponsor

All determinations made by the Index Sponsor will be made by it in good faith and in a commercially reasonable manner by reference to such factors as the Index Sponsor deems appropriate and will be final, conclusive and binding in the absence of manifest error.

Change in the Methodology of the Index

The Index Sponsor will, subject as provided below, employ the methodology described above and its application of such methodology shall be conclusive and binding.  While the Index Sponsor currently employs the above described methodology to calculate the Index, no assurance can be given that fiscal, market, regulatory, juridical or financial circumstances will not arise that would, in the view of the Index Sponsor, necessitate a modification of or change to such methodology and in such circumstances the Index Sponsor may make any such modification or change as it determines appropriate.  The Index Sponsor may also make modifications to the terms of the Index in any manner that it may deem necessary, including (without limitation) to correct any manifest or proven error or to cure, correct or supplement any defective provision contained in this description of the Index.

Publication of TV TR Closing Levels

Subject to the information provided in “Index Adjustment Events” and “Force Majeure Events” above, the Index Sponsor will publish the TV TR Closing Level on Bloomberg page DBCMBTVT <Index> or any successor thereto, for each Index Business Day as soon as practicable after the Index Valuation Time.

In case of any conflict between the TV TR Closing Level published on Bloomberg page DBCMBTVT <Index> and the TV TR Closing Level as calculated pursuant to the Index description contained herein and the related Index rules (the “Rules”), the TV TR Closing Level calculated pursuant to the Index Rules will prevail.

Rolling Methodology of The Deutsche Bank Liquid Commodity Index—Optimum Yield™

The DBLCI-OY’s “Optimum Yield” component, which is utilized by each sub-index of the Base Index, employs a rules-based approach when the DBLCI-OY rolls from one futures contract to another. Rather than selecting the new commodity futures contract (an “Exchange Traded Instrument”) based on a pre-defined schedule, the DBLCI-OY rolls to a successor Exchange Traded Instrument from a list of tradable Exchange Traded Instruments set to expire within the next 13 months in a manner that seeks to generate the maximum implied roll yield (the “Optimum Roll Yield Strategy”). In this way, the DBLCI-OY seeks to maximize the potential roll benefits in backwardated markets and minimize loss in contango markets.

If the price of a futures contract is greater than the spot price, the market is in contango. If the price of a futures contract is below the spot price, the market is in backwardation.  In a contango market, as the time to expiry of a futures contract decreases, the price generally will tend toward the spot price. Assuming a flat spot price, this results in the price of the futures contract falling.  The opposite is true for a market in backwardation.  Thus, a contango market will tend to impact negatively the level of an index while a market in backwardation will tend to impact positively the level of an index.

The DBLCI-OY sub-indices (each a "DBLCI-OY Sub-Index") each reflect the performance of one of the following commodities: WTI Sweet Light Crude Oil, Brent Crude Oil, Gasoline, Gasoil, Heating Oil, Chicago Wheat, Kansas City Wheat, Corn, Soybeans, Sugar, Cotton, Cocoa, Coffee, Aluminum, Copper, Zinc, Nickel, Lead, Gold, Silver, Natural Gas,

Live Cattle, Feeder Cattle and Lean Hogs.  The sponsor of each DBLCI-OY Sub-Index is Deutsche Bank AG, London Branch.

On the first day of each month that is a business day in New York, each DBLCI-OY Exchange Traded Instrument is tested for continued inclusion in the DBLCI-OY based on the month in which the contract delivery of the underlying DBLCI index constituent can start. If, on such date, the delivery month is the next month, a new contract is selected. For each DBLCI-OY sub-index, the new Exchange Traded Instrument selected will be the contract with the maximum implied roll yield based on the closing price for each Eligible Contract. An “Eligible Contract” is any contract having a delivery month: (i) no sooner than the month after the delivery month of the commodity futures contract currently in the DBLCI-OY, and (ii) no later than the 13th month after the applicable first New York business day. If two contracts have the same roll yield, the contract with the minimum number of months to the month of expiration is selected.

A closing level for each DBLCI-OY Sub-Index will be calculated by the Index Sponsor on an “excess return” basis. The closing level for a DBLCI-OY Sub-Index is based on the closing price of the underlying futures contracts for such DBLCI-OY Sub-Index on the relevant Index Business Day.  The closing level of each DBLCI-OY Sub-Index is quoted in U.S. dollars and is published by the Index Sponsor on each Index Business Day.

Historical Information

The publication of the Index began on October 12, 2010.  The historical performance data below from October 12, 2010 through May 23, 2011 represent the actual performance of the Index. The performance data prior to October 12, 2010 reflect a retrospective calculation of the levels of the Index using archived data and the current methodology for the calculation of the Index. The closing level of the Index on May 23, 2011 was 506.17. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the Index was possible at any time prior to October 12, 2010. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Level of the Index on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”) and Deutsche Bank Trust Company Americas (“DBTCA”), acting as agents for Deutsche Bank AG, will receive or allow as a concession to other dealers discounts and commissions that will depend on market conditions on the Trade Date. In no event will such discounts and commissions exceed 0.25% or $2.50 per $1,000 Face Amount of securities. The agents will pay custodial fees to other broker-dealers of 0.25% or $2.50 per $1,000 Face Amount of securities. Deutsche Bank AG will reimburse DBSI for such fees. The fees paid during the term of the securities will not exceed 8% of the aggregate amount of the securities issued. The issue price of the securities includes fees paid with respect to the securities and the cost of hedging the issuer’s obligations under the securities. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

The agents for this offering, DBSI and DBTCA, are our affiliates. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities that are to be issued more than three business days after the Trade Date will be required to specify alternative settlement arrangements to prevent a failed settlement.